                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 9)/1/


                      The Latin America Equity Fund, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   51827T100
                        ------------------------------
                                (CUSIP Number)

                                April 30, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================


  CUSIP NO. 51827T100                 13G                     Page 2 of 4 Pages
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        President and Fellows of Harvard College

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  1,684,299 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   1,684,299 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                --

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,684,299 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        19.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        EP

------------------------------------------------------------------------------

                                 SCHEDULE 13G
                                 ------------
Item 1

     (a) Name of Issuer
                The Latin America Equity Fund, Inc.

     (b) Address of Issuer's Principal Executive Offices
                One Citicorp Center
                153 East 53rd Street
                58th Floor
                New York, NY 10022

Item 2

     (a) Name of Person Filing
                President and Fellows of Harvard College

     (b) Address of Principal Business Office or, if none, Residence
                c/o Harvard Management Company, Inc.
                600 Atlantic Avenue
                Boston, MA 02210

     (c) Citizenship
                Massachusetts

     (d) Title of Class of Securities
                Common Stock

     (e) CUSIP Number
                51827T100

Item 3. The reporting person is an employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);

Item 4. Ownership.

     (a)  Amount beneficially owned:
                1,684,299 shares

     (b)  Percent of class:
                19.2%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                1,684,299 shares


                               Page 3 of 4 Pages

          (ii)  Shared power to vote or to direct the vote
                --

          (iii) Sole power to dispose or to direct the disposition of 1,684,299 shares

          (iv)  Shared power to dispose or to direct the disposition of
                --

Item 5.  Ownership of Five Percent or Less of a Class.
                Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                Not Applicable

Item 8.  Identification and Classification of Members of the Group.
                Not Applicable

Item 9.  Notice of Dissolution of a Group
                Not Applicable

Item 10. Certification

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             PRESIDENT AND FELLOWS OF HARVARD
                                             COLLEGE

                                             By: /s/ Michael S. Pradko
                                                 ---------------------------
                                                 Name:  Michael S. Pradko
                                                 Title: Authorized Signatory

May 9, 2001


                               Page 4 of 4 Pages